UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                      AMENDED NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:
         ---------------------------------------------------------------

Name: FRANKLIN TEMPLETON HIGH YIELD TRUST

Address of Principal Business Office:
        ONE FRANKLIN PARKWAY
        SAN MATEO, CALIFORNIA 94403-1906

Telephone Number: (650) 312-2000

Name and address of agent for service of process:
         MURRAY L. SIMPSON, ESQ.
         ONE FRANKLIN PARKWAY
         SAN MATEO, CALIFORNIA 94403-1906

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     Yes [X]                 No [_]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Mateo and the State of California on the 23rd day of May, 2003.

                                            FRANKLIN TEMPLETON HIGH YIELD TRUST

                                            By:/s/ CHRISTOPHER MOLUMPHY
                                            -------------------------------
                                            Name: Christopher Molumphy
                                            Title: Acting President